Exhibit (h)(9)

NORTHWESTERN MUTUAL SERIES FUND, INC.

April __, 2007

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to the Asset Allocation Portfolio

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) by and between each of the parties hereto regarding the Investment Advisory Fee for the Asset Allocation Portfolio (“Portfolio”). Effective as of the close of business on the date hereof, and ending on May 1, 2008 (unless renewed by the parties hereto), MSA agrees to waive its Investment Advisory Fee applicable to the Portfolio such that its management is as follows:

Assets	Fee
First $100 million	0.55%
$100 million - $250 million	0.45%
Over $250 million	0.35%

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:
Name:	Kate M. Fleming
Title:	Vice President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:
Name:	Mark G. Doll
Title:	President